EXHIBIT 99.5

QUALITY PRODUCTS RAISES ADDITIONAL CAPITAL AND REDUCES DEBT

COLUMBUS, Ohio—(BUSINESS WIRE)—October 15, 2002—Quality Products, Inc. (OTCBB:QPDC - News) announced today that certain Company stockholders have agreed to  make a  $625,000 private equity investment in the Company (the “Private Placement”).  As part of this agreement, the Company issued 6,250 shares of its Series A Convertible Preferred Stock, par value $.0.0001 per share and warrants to purchase an aggregate of 175,000 shares of the Company’s Common Stock, par value $0.0001 per share at an exercise price of $0.75 per share.   The preferred stock will have a 10% annual dividend payable quarterly and on the third anniversary of the issue date will be convertible into common stock of the Company at the option of the holder.  Among the investors was Richard Drexler, the Chairman of the Board of the Company, and Dan L. Drexler, an employee and major stockholder of the Company.  The Company intends to use the proceeds from the Private Placement in order to repay existing debt.

Mr. Drexler stated “the proceeds of this offering will be used to pay off existing debt obligations, including a renegotiation of the note payable issued in the acquisition of Columbus Jack.  Total secured debt will be reduced from approximately $2.6 million to $1.7 million, with a corresponding increase in stockholders equity of approximately $965,000.  We are pleased with this improvement to Quality Products’ balance sheet.”

On a related note, the Company also announced it had successfully negotiated the terms of a new revolving line of credit with U.S. Bank N.A. providing the Company with up to $1.7 million of availability under the revolving credit loan expiring in February of 2004.

Quality Products, Inc. is the holding company for QPI Multipress, Inc., a manufacturer and marketer of the Multipress® line of hydraulic presses, and Columbus Jack Corporation, a manufacturer and marketer of ground support equipment for the airline industry.

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s business and prospects and any other statements that are not historical facts.  Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release and in the Company’s reports and filings with the Securities Exchange Commission.

For more information contact:

Quality Products, Inc.

Attn: Tac Kensler

2222 South Third Street

Columbus, OH 43207

Phone : (888)251-4648

Fax : (614)228-2358